Exhibit 10.1

EQUITY EXCHANGE AGREEMENT

This Equity Exchange Agreement (the “Agreement”) is made and entered into as of this 16th day of October, 2024 (the “Effective Date”), by and among Allied Energy, Inc., a Florida corporation (“AGGI”), Metamexx Corp, a Canadian corporation and wholly-owned subsidiary of AGGI (“Metamexx”), Bili Inc., a Canadian corporation (“Bili”), and the shareholders of Bili listed on Exhibit A attached hereto (collectively, the “Bili Shareholders”).

WHEREAS, AGGI is a corporation organized under the laws of the State of Florida, with its principal office located at Rooms 3229-3231, 32/F Sun Hung Kai Centre, 30 Harbour Road, Wanchai, Hong Kong;

WHEREAS, Metamexx is a corporation organized under the laws of Canada, with its principal office located in Toronto, Ontario, Canada, and is a wholly-owned subsidiary of AGGI;

WHEREAS, Bili is a corporation organized under the laws of Canada, with its principal office located in Toronto, Ontario, Canada;

WHEREAS, the Bili Shareholders own shares of common stock in Bili (the “Bili Shares”);

WHEREAS, AGGI desires to acquire, through its subsidiary Metamexx, up to 100% of the issued and outstanding Bili Shares in exchange for shares of AGGI’s Preferred B Stock (the “AGGI Preferred B Shares”), and the Bili Shareholders desire to exchange their Bili Shares for AGGI Preferred B Shares on the terms and conditions set forth herein;

WHEREAS, the parties entered into a Memorandum of Understanding dated July 24, 2024 (the “MOU”), and now wish to supersede the MOU with this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions

1.1 “AGGI Preferred B Shares” means the shares of Preferred B Stock of AGGI to be issued to the Bili Shareholders pursuant to this Agreement.

1.2 “Bili Shares” means the issued and outstanding shares of common stock of Bili held by the Bili Shareholders.

1.3 “Closing” means the consummation of the transactions contemplated by this Agreement, to occur on the Effective Date.

1.4 “Effective Date” means the date first written above.

2. Exchange of Shares

2.1 Exchange Ratio and Issuance. Subject to the terms and conditions of this Agreement, at the Closing:

•	(a)	The Bili Shareholders shall sell, assign, transfer, convey, and deliver to Metamexx an aggregate of 5,430,681 Bili Shares, representing between 95% to 100% of the issued and outstanding shares of Bili.

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•	(b)	In consideration thereof, AGGI shall issue and deliver to the Bili Shareholders, or their designated nominees, an aggregate of 117,318,448 AGGI Preferred B Shares, as detailed in Exhibit A attached hereto.

2.2 Fractional Shares. No fractional AGGI Preferred B Shares shall be issued. Any fractional shares shall be rounded to the nearest whole number.

2.3 Further Assurances. The directors of Bili shall use their best efforts to procure the remaining Bili shareholders to exchange their Bili Shares for AGGI Preferred B Shares as soon as practicable after the Closing, with the intention that Bili will become a 100% subsidiary of Metamexx, alternatively, the remaining Bili shareholders may cancel their remaining shares in Bili.

3. Consideration

3.1 No Cash Consideration. The exchange of shares pursuant to this Agreement is a stock-for-stock transaction. No cash or other form of consideration shall be paid.

4. Closing

4.1 Closing Date. The Closing shall take place on the Effective Date.

4.2 Deliveries at Closing:

•	(a)	By the Bili Shareholders:

○	(i)	Stock certificates or other evidence representing the Bili Shares, duly endorsed for transfer to Metamexx.

•	(b)	By AGGI:

○	(i)	Stock certificates or other evidence representing the AGGI Preferred B Shares issued to the Bili Shareholders or their nominees, as specified in Exhibit A.

5. Representations and Warranties

5.1 Representations and Warranties of Bili and the Bili Shareholders. Bili and each Bili Shareholder, jointly and severally, represent and warrant to AGGI and Metamexx that:

•	(a)	Organization and Good Standing. Bili is a corporation duly organized, validly existing, and in good standing under the laws of Canada.

•	(b)	Authority. Bili and each Bili Shareholder have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder.

•	(c)	Title to Shares. The Bili Shareholders are the lawful owners of the Bili Shares, free and clear of all liens, encumbrances, claims, and restrictions of any kind.

•	(d)	Valid and Binding Agreement. This Agreement constitutes a valid and binding obligation of Bili and each Bili Shareholder, enforceable in accordance with its terms.

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5.2 Representations and Warranties of AGGI and Metamexx. AGGI and Metamexx represent and warrant to Bili and the Bili Shareholders that:

•	(a)	Organization and Good Standing. AGGI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. Metamexx is a corporation duly organized, validly existing, and in good standing under the laws of Canada.

•	(b)	Authority. AGGI and Metamexx have full corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder.

•	(c)	Issuance of AGGI Preferred B Shares. The AGGI Preferred B Shares to be issued pursuant to this Agreement have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid, and non-assessable.

•	(d)	Valid and Binding Agreement. This Agreement constitutes a valid and binding obligation of AGGI and Metamexx, enforceable in accordance with its terms.

6. Conditions Precedent

6.1 Conditions to Obligations of All Parties. The obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing, of the following conditions:

•	(a)	Regulatory Approvals. All necessary regulatory approvals shall have been obtained.

•	(b)	Board and Shareholder Approvals. All necessary approvals by the boards of directors and shareholders of AGGI, Metamexx, and Bili shall have been obtained.

7. Confidentiality

7.1 Confidentiality Obligations. The parties agree to maintain the confidentiality of the terms of this Agreement and any non-public information disclosed in connection with the transactions contemplated herein, except as required by law or regulation.

8. Governing Law and Jurisdiction

8.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

8.2 Jurisdiction. The parties irrevocably submit to the exclusive jurisdiction of the courts of Hong Kong for any suit, action, or proceeding arising out of this Agreement or any transaction contemplated hereby.

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9. Dispute Resolution

9.1 Arbitration. Any dispute, controversy, or claim arising out of or relating to this Agreement, including its validity, invalidity, breach, or termination, shall be resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the arbitration.

9.2 Arbitration Proceedings. The seat of arbitration shall be Hong Kong. The language of the arbitration shall be English. The number of arbitrators shall be one.

10. Miscellaneous

10.1 Entire Agreement. This Agreement, including all exhibits and schedules hereto, supersedes all prior agreements and understandings, including the MOU dated July 24, 2024, between the parties regarding its subject matter.

10.2 Amendments. This Agreement may not be amended or modified except by a written agreement signed by all parties.

10.3 Assignment. No party may assign its rights or obligations under this Agreement without the prior written consent of the other parties.

10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns.

10.6 Notices. Any notice required or permitted under this Agreement shall be in writing and deemed duly given when delivered in person or sent by registered or certified mail, postage prepaid, or by recognized courier service, to the addresses of the parties as set forth below or to such other address as any party may designate by notice to the others.

11. Representations Regarding Tax Matters

11.1 Tax Matters. No representations or warranties are made regarding the tax consequences of the transactions contemplated by this Agreement. Each party shall be responsible for its own tax obligations arising from this Agreement.

12. Further Assurances

12.1 Actions to Effect Transaction. Each party agrees to execute and deliver such documents and take such actions as may be reasonably necessary to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby.

13. Severability

13.1 Invalid Provisions. If any provision of this Agreement is held to be invalid or unenforceable, all other provisions shall nevertheless continue in full force and effect.

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14. Headings

14.1 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15. Language

15.1 Language. This Agreement is executed in the English language, which shall be the governing language of this Agreement.

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16. Execution and Delivery

IN WITNESS WHEREOF, the parties have executed this Agreement on 16 October 2024.

Allied Energy, Inc.

By:   /s/Chiching Hung

Name: Chiching Hung

Title: Chief Executive Officer

Metamexx Corp

By:   /s/ Taisia Levintsa

Name: Taisia Levintsa

Title: Chief Executive Officer

Bili Inc.

By:   /s/ Adrian Capobianco

Name: Adrian Capobianco

Title: Chief Executive Officer

Bili Shareholders

By:  /s/ Adrian Capobianco

Name: Adrian Capobianco

As Representative of the Bili Shareholders

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Exhibit A

List of Bili Shareholders and Share Exchange Details

Omitted

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Addresses for Notices

•  Allied Energy, Inc.

Rooms 3229-3231, 32/F Sun Hung Kai Centre
30 Harbour Road, Wanchai, Hong Kong
Attention: Chief Executive Officer

•  Metamexx Corp

(Please insert the Toronto address of Metamexx Corp)
Attention: Chief Executive Officer

•  Bili Inc.

(Please insert the Toronto address of Bili Inc.)
Attention: Chief Executive Officer

•  Bili Shareholders

(Addresses as per Exhibit A)

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